EXHIBIT 11

      REYNOLDS METALS COMPANY AND CONSOLIDATED SUBSIDIARIES
                COMPUTATION OF EARNINGS PER SHARE
                (In millions, except share data)

EARNINGS PER SHARE:
For 1996 and 1994, earnings per share equals net income, minus dividends on the Company's convertible preferred stock (PRIDES), divided by the weighted-average number of common shares outstanding during the year. For 1995, earnings per share equals net income divided by the weighted-average number of common shares and common share equivalents outstanding during the year. The number of common share equivalents outstanding for 1995 was based on the assumed conversion of the PRIDES. For the purpose of this computation, the conversion rate shown below, which refers to the number of shares of common stock to be received for each share of PRIDES, was based on the average market value of
common stock during 1995 (also shown below).   Common share
equivalents relating to the PRIDES were not included in 1996 and 1994 since their effect would have been anti-dilutive.

                                             YEARS ENDED DECEMBER 31
                                     ---------------------------------------
                                          1996         1995         1994
                                     ---------------------------------------
Weighted-average shares outstanding:
    Common shares                      63,730,000   63,051,000   61,756,000
    Common share equivalents                    -    9,704,000            -
                                     ---------------------------------------
  Total                                63,730,000   72,755,000   61,756,000
                                     =======================================
Income before cumulative effect of
  accounting change                          $104         $389         $122
Less preferred stock dividends                 36            -           34
                                     ---------------------------------------
                                              $68         $389          $88
                                     ---------------------------------------
Cumulative effect of accounting change        (15)           -            -
                                     ---------------------------------------
Net income                                    $53         $389          $88
                                     =======================================
Earnings per share:
 Income before cumulative effect of
 accounting change                          $1.06        $5.35        $1.42
 Cumulative effect of accounting change     (0.24)           -            -
                                     ---------------------------------------
Net income                                  $0.82        $5.35        $1.42
                                     =======================================
Conversion rate                                 -         0.88            -
Average market value of common stock            -       $53.56            -

EARNINGS PER SHARE (FULLY DILUTED):
For 1996, earnings per share (fully diluted) equals net income divided by the weighted-average number of common shares outstanding during the year. For purposes of this calculation, the PRIDES were assumed to be redeemed or converted into 9,019,990 shares of common stock on January 1, 1996 (see Note 7). For 1995 and 1994, earnings per share (fully diluted) equals net income divided by the weighted-average number of common shares and common share equivalents outstanding during the year. For the 1995 and 1994 calculation, the number of common share equivalents outstanding was based on the maximum potential issuance of common shares upon conversion of the PRIDES, which was one share of common for each share of PRIDES. These computations were made for presentation purposes only since the effect was anti-dilutive in 1996 and 1994 and was not material in 1995. The difference between the number of common share equivalents for the years ended December 31, 1995 and 1994 is due to the PRIDES having been issued on January 25, 1994. The calculation for 1996 is equivalent to supplemental earnings per share disclosed in Note 1.

                                              YEARS ENDED DECEMBER 31
                                      ----------------------------------------
                                           1996         1995         1994
                                      ----------------------------------------
Weighted-average shares outstanding:
    Common shares                       72,680,000   63,051,000   61,756,000
    Common share equivalents                     -   11,000,000   10,277,000
                                      ----------------------------------------
    Total                               72,680,000   74,051,000   72,033,000
                                      ========================================
Income before cumulative effect
 of accounting change                         $104         $389         $122

Cumulative effect of accounting change         (15)           -            -
                                      ----------------------------------------
Net income                                     $89         $389         $122
                                      ========================================
Earnings per share (fully diluted):
 Income before cumulative effect of
 accounting change                           $1.43        $5.26        $1.69
 Cumulative effect of accounting change      (0.21)           -            -
                                      ----------------------------------------
Net income                                   $1.22        $5.26        $1.69
                                      ========================================